FIRST AMENDMENT TO
RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) entered into as of December 16, 2015, by and between Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. a federally chartered trust company (“Rights Agent”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in that certain Rights Agreement dated as of February 1, 2015 by and between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Board of Directors of the Company has authorized an amendment of the definition of “Acquiring Person” in the Rights Agreement to increase the beneficial ownership threshold in such definition from 10% to 20%;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.Amendment of Section 1(a). The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Stock then outstanding, but shall not include an Exempt Person. Notwithstanding the foregoing:
(i) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company shall not be deemed an “Acquiring Person” unless and until such Person, together with all Affiliates and Associates of such Person, acquires Beneficial Ownership of any additional shares of Common Stock (other than as a result of a stock dividend, stock split, or similar transaction effected by the Company in which all registered holders of Common Stock are treated substantially equally) while the Beneficial Owner of 20% or more of the Common Stock then outstanding;
(ii) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement and had no intention of changing or influencing control of the Company), and such Person divests as promptly as practicable (as determined by the Board in its sole discretion) a sufficient number of shares of Common Stock (without exercising or retaining any power, including, without limitation, voting power, with respect to such shares) (or, in the case solely of shares of Common Stock beneficially owned, directly or indirectly, by such Person pursuant to Section 1(f)(v) hereof, such Person terminates the subject Derivatives Contract(s) or disposes of the subject derivative security or securities, or establishes to the satisfaction of the Board that such shares of Common Stock are not held with any intention of changing or influencing control of the Company) so that such Person is no longer the Beneficial Owner of 20% or more of the Common Stock then outstanding, then such Person shall not be deemed to be or ever to have been an “Acquiring Person” for any purposes of this Agreement as a result of such inadvertent acquisition;
(iii) if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board shall otherwise determine, such person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; and

(iv) if a Person would otherwise be deemed an “Acquiring Person” upon the execution of this Agreement, such Person (herein referred to as a “Grandfathered Stockholder”) shall not be deemed an “Acquiring Person” for purposes of this Agreement unless and until, subject to Section 1(a)(i) and Section 1(a)(ii) above, such Grandfathered Stockholder acquires Beneficial Ownership of additional shares of Common Stock representing 1.0% of the shares of Common Stock then outstanding (other than as a result of a stock dividend, stock split, or similar transaction effected by the Company in which all registered holders of Common Stock are treated substantially equally) after execution of this Agreement and while the Beneficial Owner of 20% or more of the Common Stock then outstanding, in which case such Person shall no longer be deemed a Grandfathered Stockholder and shall be deemed an “Acquiring Person”.
For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall include the number of shares of Common Stock not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Agreement. The number of shares of Common Stock not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall be deemed to be outstanding for the purpose of computing the percentage of the outstanding number of shares of Common Stock beneficially owned by such Person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any other Person.

2.Amendment of Exhibit C (Summary of Rights to Purchase Preferred Stock). Exhibit C to the Rights Agreement is hereby amended such that references in Section 2 thereof (Distribution Date; Beneficial Ownership) to “10%” are changed to “20%.”

3.Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

4.Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; provided, however, that if such excluded terms provisions, covenants or restrictions shall affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State

6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

7.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.
ADVANCED EMISSIONS SOLUTIONS, INC.
By: /s/ L. Heath Sampson
Name: L. Heath Sampson
Title: President and Chief Executive Officer
COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
Name: Patrick Hayes
Title: VP & Manager